Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Results for AVERTS-1 Phase 3 Trial for OTIVIDEX™ in Patients with Ménière’s Disease

•	Missed primary endpoint (p value = 0.62) and all key vertigo secondary endpoints

•	Company to immediately suspend all development activities for OTIVIDEX

•	Company is also undertaking a review of its product pipeline plans and commercial efforts in order to identify opportunities to extend its cash runway and build shareholder value

•	Management will conduct a webcast and conference call to discuss the results at 8:00 a.m. EDT today

SAN DIEGO, August 30, 2017 — Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today announced results for its AVERTS-1 Phase 3 clinical trial of OTIVIDEX in patients with Ménière’s disease. The AVERTS-1 trial was a 16-week, prospective, randomized, double-blind, placebo-controlled trial that enrolled a total of 165 patients with unilateral Ménière’s disease in the United States. The clinical trial missed its primary endpoint, count of definitive vertigo days by Poisson Regression analysis (p=0.62). Patients in both the OTIVIDEX and placebo groups showed similar reductions in the number and severity of vertigo episodes during the three month observation period. OTIVIDEX patients reported a 58% reduction from baseline in vertigo frequency in Month 3 vs. 55% for placebo patients.

As summarized below, the trial also failed to achieve statistical significance (p < 0.05) for any of the key secondary vertigo endpoints at Month 3.

Vertigo Endpoint at Month 3	p value
Change in Vertigo Frequency from Baseline	0.99

Mean Vertigo Severity Score	0.93

Average Daily Vertigo Count	0.81

Results for Month 2 were similar. Daily diary compliance, patient drop-out, patient demographics, and baseline vertigo characteristics were similar between groups and consistent with expectations based on the Phase 2b trial.

“We are greatly disappointed by these results, and surprised by both the higher placebo response and lower OTIVIDEX improvement than observed in our previous trials. I would like to thank the many patients and investigators who participated in our Ménière’s clinical program,” said David A. Weber, Ph.D., president and CEO of Otonomy. “Based on these results, we are immediately suspending all development activities for OTIVIDEX including the ongoing AVERTS-2 trial. In addition, the company is undertaking a review of its product pipeline and commercial efforts to identify opportunities to extend its cash runway and build shareholder value.”

As of June 30, 2017, the company held cash, cash equivalents, and short-term investments totaling $150.5 million with prior Non-GAAP operating expense guidance of $80-85 million for 2017. The company is withdrawing the spending guidance for the year pending the above-mentioned review.

Webcast and Conference Call

Otonomy management will host a webcast and conference call regarding this announcement at 8:00 a.m. EDT today. A slide presentation for the call will be available shortly before the event on Otonomy’s website on the “Events and Presentations” page at http://investors.otonomy.com/phoenix.zhtml?c=234082&p=irol-calendar. The live call may be accessed by dialing (877) 305-6769 for domestic callers and (678) 562-4239 for international callers with conference ID code number: 61094339. A live webcast of the call will be available online in the investor relations section of Otonomy’s website at www.otonomy.com and will be archived there for 30 days.

About Otonomy

Otonomy is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. OTIPRIO® (ciprofloxacin otic suspension) is approved in the United States for use during tympanostomy tube placement surgery in pediatric patients, an sNDA has been accepted for filing by the FDA for acute otitis externa (AOE) and a successful End-of-Phase 2 review has been completed with the FDA for acute otitis media with tympanostomy tubes (AOMT). OTO-311 is an NMDA receptor antagonist for the treatment of tinnitus that has completed a Phase 1 clinical safety trial. A program targeting sensorineural hearing loss including age-related hearing loss is in preclinical development. Otonomy’s proprietary formulation technology utilizes a thermosensitive gel and drug microparticles to enable single dose treatment by a physician. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, statements by Otonomy’s president and CEO. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the commercial success of OTIPRIO and the regulatory success and advancement of additional product candidates, such as OTO-311, and label expansion indications for OTIPRIO; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the nonclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct nonclinical studies and clinical trials; the timing and outcome of hospital pharmacy and therapeutics reviews and other facility reviews; the impact of coverage and reimbursement decisions by third-party payors on the pricing and market acceptance of OTIPRIO; Otonomy’s dependence on third parties for the manufacture of OTIPRIO and product candidates; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to OTIPRIO and its product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2017, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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